EXHIBIT 10.2

EXCLUSIVE INTELLECTUAL PROPERTY LICENSE AGREEMENT

(SOUTHEAST ASIA)

by and between

FIDELION DIAGNOSTICS PTE. LTD.

(as Licensor)

And

BIONEXUS GENE LAB CORP.

(as Licensee)

Dated as of November 28, 2025

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SCHEDULES

Schedule A – Licensed Patents	16

Schedule B – Licensed Technology and Documentation	17

Schedule C – Licensed Software	18

Schedule D – Territory (Countries of Southeast Asia)	19

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EXCLUSIVE INTELLECTUAL PROPERTY LICENSE AGREEMENT (SOUTHEAST ASIA)

This Exclusive Intellectual Property License Agreement (this “Agreement”) is made and entered into as of this 28th day of November, 2025,

BY AND BETWEEN:

FIDELION DIAGNOSTICS PTE. LTD., a private company limited by shares incorporated under the laws of Singapore (UEN: 202527265W) with its registered office at 10 Anson Road, #13-09, International Plaza, Singapore 079903 (“Licensor”);

AND

BIONEXUS GENE LAB CORP., a corporation organized and existing under the laws of Wyoming, USA, with its principal place of business at A-28-07 Menara UOA Bangsar, No.5 Jalan Bangsar Utama 1, Kuala Lumpur 59000, Malaysia (“Licensee” or "BGLC").

Licensor and Licensee may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor is the legal and beneficial owner of, and possesses the right to grant licenses to, all right, title, and interest in and to the "VitaGuard System," a comprehensive diagnostic platform for minimal residual disease (MRD) detection, for all territories globally excluding the People’s Republic of China.

WHEREAS, Licensee (BGLC) desires to obtain, and Licensor has agreed to grant, an exclusive, irrevocable, and royalty-free license to use, develop, manufacture, and commercialize the VitaGuard System within the Territory of Southeast Asia.

WHEREAS, this Agreement is being executed as part of a broader strategic partnership between the Parties as contemplated in a term sheet dated July 28, 2025 (the "Term Sheet").

WHEREAS, the consideration for the grant of the license hereunder forms an integral part of the comprehensive transaction outlined in the Term Sheet, which includes, among other things, an equity exchange between the Parties and a licensing fee payable by Licensee to Licensor.

WHEREAS, the Parties intend for this Agreement to be governed by the laws of Singapore, with any disputes to be finally resolved by arbitration administered by the Singapore International Arbitration Centre (SIAC).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises set forth in this Agreement, the Parties hereby agree as follows:

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ARTICLE 1: DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

1.1 “Affiliate” means any person or legal entity that directly or indirectly controls, is controlled by, or is under common control with a Party. For purposes of this definition, "control" means the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting shares of such entity, or the power to direct the management and policies of such entity.

1.2 “Agreement” means this Exclusive Intellectual Property License Agreement, including all Schedules attached hereto, as may be amended from time to time.

1.3 “Assignment Agreement” means that certain Intellectual Property and Technology Assignment Agreement dated November 11th 2025 between Wuxi Tongshu Biotechnology Co., Limited (as Assignor) and Fidelion Diagnostics Pte. Ltd. (as Assignee).

1.4 “Change of Control” means, with respect to a Party: (i) any transaction or series of related transactions by which a person or group acting in concert obtains more than fifty percent (50%) of the voting power of such Party or the right to appoint a majority of its board (or equivalent governing body); or (ii) a sale, lease, exclusive license of all fields and territories, or other disposition of all or substantially all assets of such Party (other than to an Affiliate for a bona fide internal reorganization). For clarity, none of the following, standing alone, constitutes a Change of Control: bona fide equity or debt financings where no person/group acquires ≥30% voting power or board-majority appointment rights; issuances under employee equity plans; pro rata stock splits/dividends/recapitalizations; temporary underwriter holdings; internal reorganizations among Affiliates that do not change ultimate control; conversion/exercise of securities outstanding on the Effective Date per their terms; passive holdings under 10% without governance rights; or digital-asset treasury transactions (e.g., issuance/sale/swap/staking/burn/airdrop of tokens for financing/treasury/ecosystem purposes) that do not transfer ≥30% voting power or board-majority appointment rights and whose protocol-level governance does not confer corporate governance rights.

1.5 “Effective Date” means the date first written above on the cover page.

1.6 “Licensed IP” means the Licensed Patents, the Licensed Technology, and the Licensed Software collectively.

1.7 “Licensed Patents” means the patents and patent applications listed in Schedule A, together with all continuations, divisionals, and foreign counterparts thereof.

1.8 “Licensed Software” means the software components, data models, user interfaces, and report-generation tools integrated into the VitaGuard System, as further described in Schedule C.

1.9 “Licensed Technology” means the proprietary processes, protocols, data, manufacturing guides, laboratory SOPs, and technical documentation developed in connection with the VitaGuard System, as further detailed in Schedule B.

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1.10 “Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

1.11 “Products” means any products, services, or diagnostic solutions developed, manufactured, or commercialized by Licensee, its Affiliates, or its sublicensees that use or incorporate the Licensed IP.

1.12 “Reversion Event” means a transfer of ownership of the Licensed IP from Licensor to Assignor pursuant to Sections 3.5 and 14.6A of the Assignment Agreement (i.e., following termination of the PSA due solely to an uncured Fidelion Material Breach, after all notice/cure periods and any dispute hold).

1.13 “Successor Licensor” means any successor owner of the Licensed IP, including without limitation Assignor, following a Reversion Event or other change in ownership.

1.14 “Term Sheet” means the strategic partnership term sheet executed between the Parties dated July 28, 2025.

1.15 “Territory” means the member states of the Association of Southeast Asian Nations (ASEAN) as of the Effective Date, namely: Brunei Darussalam, Cambodia, Indonesia, Lao People’s Democratic Republic, Malaysia, Myanmar, the Philippines, Singapore, Thailand, and Vietnam.

Any change in ASEAN membership after the Effective Date shall include such new members in the Territory. This definition is intended to be consistent with the definition of “SEA Region” in Clause 1.1 of the Share Subscription and Shareholders’ Agreement between Fidelion, Licensee, and the other parties named therein, dated on or about the date hereof.

ARTICLE 2: GRANT OF LICENSE

2.1 Grant of Exclusive License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, irrevocable (except as expressly provided for in Article 9), royalty-free license under the Licensed IP to use, develop, manufacture, market, distribute, and sell the Products.

2.2 Territory. The rights and licenses granted to Licensee under this Agreement are granted solely for the Territory, as defined in Article 1 and detailed in Schedule D.

2.3 Scope of Use. The license granted hereunder shall include the right to:

a) Manufacture, or have manufactured, the Products within the Territory;

b) Market, promote, distribute, and sell the Products within the Territory;

c) Pursue and obtain all necessary local regulatory approvals for the Products within the Territory, including but not limited to approvals from the Medical Device Authority (MDA) of Malaysia and the Health Sciences Authority (HSA) of Singapore; and

d) Grant sublicenses to third parties to perform any of the foregoing activities, in accordance with Article 3 of this Agreement.

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2.4 No Implied Rights. No rights or licenses are granted by Licensor under this Agreement other than those expressly set forth herein. All rights not expressly granted to Licensee are reserved by Licensor. For the avoidance of doubt, Licensee is granted no rights under the Licensed IP for any territory outside the Territory.

2.5 Non-Disturbance; Attornment. The Parties acknowledge that this Agreement is intended to run with the Licensed IP in the Territory. Accordingly, no change in ownership of the Licensed IP (including a Reversion Event) shall, by itself, terminate, impair, or modify this Agreement. Upon any such change, Licensee shall attorn to, and this Agreement shall automatically continue in favor of, the Successor Licensor on identical terms.

ARTICLE 3: SUBLICENSING

3.1 Right to Sublicense. Licensee shall have the right to grant sublicenses to any or all of the rights granted to it under Article 2 of this Agreement to its Affiliates or to any third party, provided that any such sublicense is for use solely within the Territory.

3.2 Sublicense Requirements. Licensee shall not grant any sublicense without Fidelion’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed. Fidelion shall have the right to review and approve the form of sublicense agreement to ensure compliance with this Agreement. Breach of any sublicense agreement shall entitle Fidelion to terminate such sublicense directly.

3.3 Notification and Responsibility. Licensee shall provide Licensor with written notice within thirty (30) days following the execution of any sublicense agreement, identifying the sublicensee and the scope of the rights granted. Licensee shall remain fully responsible for the performance of all its obligations under this Agreement and shall be liable for any act or omission of its sublicensees that would constitute a breach of this Agreement if performed by Licensee.

ARTICLE 4: EXCLUSIONS AND RESERVED RIGHTS

4.1 Rights Reserved by Licensor. Licensor expressly reserves all rights not explicitly granted to Licensee in this Agreement. For the avoidance of doubt, Licensor retains:

a) The sole and exclusive right to use, license, and commercialize the Licensed IP in all countries and regions of the world outside the Territory.

b) Full and unencumbered ownership of all right, title, and interest in and to the Licensed IP.

c) The right to request information and review Licensee’s commercialization activities as reasonably necessary to ensure compliance with quality standards and to satisfy Licensor’s own reporting obligations to its licensors.

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4.2 No Rights Outside the Territory. This Agreement grants no right or license to Licensee, whether express or implied, to manufacture, use, market, distribute, or sell Products in any country or region outside the Territory4. Licensee shall not, and shall ensure its Affiliates and sublicensees do not, actively or knowingly sell Products to any third party that it knows or has reasonable cause to believe will subsequently distribute or sell such Products outside the Territory.

ARTICLE 5: LICENSE FEE

5.1 License Fee. In consideration for the rights and licenses granted hereunder, Licensee shall pay to Licensor a total, non-refundable, and non-creditable license fee of two-million US dollars ($2,000,000 USD) (the “License Fee”).

5.2 Payment Schedule. The License Fee shall be paid in monthly instalments over a period of twenty-four (24) months, commencing on the Effective Date. Payments shall be made as follows:

a) Licensee shall make twenty-three (23) equal monthly payments of eighty-three thousand, three hundred and thirty-three US dollars ($83,333.00).

b) A final balancing payment of eighty-three thousand, three hundred and forty-one US dollars ($83,341.00) shall be made in the twenty-fourth (24th) month.

c) Each monthly installment shall be due and payable on or before the first business day of each month for the duration of the 24-month period.

5.3 Royalty-Free Basis. Subject to the full and timely payment of the License Fee as specified in this Article 5, the license granted herein is fully paid-up and royalty-free. For the avoidance of doubt, upon payment in full of the License Fee, no further royalties, milestone payments, or other fees shall be payable by Licensee to Licensor for the use of the Licensed IP in accordance with this Agreement.

ARTICLE 6: OBLIGATIONS OF THE PARTIES

6.1 Licensor’s Obligations. For the duration of this Agreement, Licensor shall:

a) Delivery of Technical Materials. Within thirty (30) days of the Effective Date, provide to Licensee a complete, up-to-date, and accessible copy of all Licensed Technology and Licensed Software as detailed in Schedule B and Schedule C.

b) Initial Technical Support. Make its qualified technical personnel reasonably available to Licensee for a period of one hundred and twenty (120) days following the Effective Date to provide initial training and support related to the interpretation and implementation of the Licensed IP.

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c) Regulatory Support. Upon reasonable request from Licensee, provide copies of existing clinical and validation data related to the VitaGuard System to support Licensee’s regulatory submissions within the Territory. Licensor shall also furnish such letters of authorization as may be reasonably required by regulatory authorities to allow Licensee to reference this data.

d) Support for Improvements. Any material Improvements developed by Fidelion that are directly related to, and constitute incremental enhancements of, the Licensed Products as defined on the Effective Date shall be automatically included in the rights granted under this Agreement. Improvements that constitute new products, new indications, or materially different technology platforms are excluded unless separately agreed in writing.

6.2 Licensee’s Obligations. For the duration of this Agreement, Licensee shall:

a) Commercialization Efforts. Use commercially reasonable efforts to develop, market, and sell the Products throughout the Territory.

b) Regulatory Compliance. Be solely responsible, at its own expense, for obtaining and maintaining all necessary regulatory approvals required to market and sell the Products within the Territory.

c) Purchase Commitment. Purchase a minimum of five hundred thousand US dollars ($500,000 USD) in value of reagents and system components from Licensor (or Licensor's designated supplier, Wuxi Tongshu Biotechnology Co., Limited) within the first twenty-four (24) months from the Effective Date.

d) Compliance with Laws. Conduct all activities related to the Products in a professional manner and in compliance with all applicable local laws, rules, and regulations within the Territory.

6.3 Regulatory Milestones and Step-In. Licensee shall obtain, or cause to be obtained, all necessary regulatory approvals to market Licensed Products in at least three (3) Priority Markets in the Territory (as mutually agreed) within twenty-four (24) months after the Effective Date. If Licensee fails to meet this milestone and does not cure within ninety (90) days of notice, Fidelion may, at its sole discretion, assume responsibility for such regulatory filings and associated commercialisation in those markets, in which case Fidelion may market and sell Licensed Products there directly or through third parties without restriction.

6.4 Data Use Limitation. Any clinical, validation, or regulatory data provided by Fidelion to Licensee shall be used solely for regulatory or commercial purposes within the Territory and shall not be disclosed or used for any purpose outside the Territory without Fidelion’s prior written consent.

6.5 Continuity on Ownership Change. Licensor shall (a) provide prompt written notice to Licensee of any anticipated change in ownership of the Licensed IP; and (b) cause any Successor Licensor to assume Licensor’s obligations under this Agreement in writing upon such change. Licensor shall deliver to Licensee a countersigned assumption instrument within ten (10) Business Days after the effective date of such change.

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ARTICLE 7: INTELLECTUAL PROPERTY

7.1 Ownership of Licensed IP. Licensee acknowledges and agrees that all right, title, and interest in and to the Licensed IP are, and shall remain, the sole and exclusive property of Licensor or any Successor Licensor, and nothing herein transfers ownership to Licensee.

7.2 Ownership of Improvements. Licensee shall own all right, title, and interest in and to any enhancements, modifications, or derivative works of the Licensed IP that are conceived and reduced to practice solely by Licensee’s employees or agents during the term of this Agreement (“Licensee Improvements”). Licensee hereby grants to Licensor a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid-up license, with the right to sublicense, to use and commercialize any Licensee Improvements in all countries and regions of the world outside the Territory.

7.3 Prosecution and Maintenance of Licensed Patents. Licensee shall have the first right, but not the obligation, to manage and fund the prosecution and maintenance of the Licensed Patents within the countries of the Territory. Should Licensee elect not to prosecute or maintain a particular Licensed Patent in any country within the Territory, it shall provide Licensor with at least sixty (60) days' prior written notice, and Licensor shall thereafter have the right, at its sole discretion and expense, to assume control of such activities. If ownership of any Licensed Patent in the Territory changes (including to a Successor Licensor), the new owner shall honor any pending elections by Licensee under this Section 7.3 and shall reasonably cooperate to avoid loss of rights in the Territory. If Licensor or any Successor Licensor fails to prosecute or maintain a Licensed Patent in the Territory and does not cure within thirty (30) days after notice, Licensee may advance reasonable costs or appoint counsel for such activities in the Territory, with a dollar-for-dollar credit against any unpaid amounts due to Licensor (or reimbursement if none remain).

7.4 Enforcement Step-in. If Licensee does not take action to enforce Licensed IP against any material infringement in the Territory within sixty (60) days after notice from Fidelion, Fidelion may take such action in its own name and retain any recovery after deducting costs.

ARTICLE 8: WARRANTIES AND REPRESENTATIONS

8.1 Mutual Warranties. Each Party represents and warrants to the other Party that as of the Effective Date:

a) It is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.

b) It has the full corporate power and authority to execute, deliver, and perform this Agreement.

c) The execution and performance of this Agreement have been duly authorized by all necessary corporate action and do not conflict with its corporate governing documents.

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8.2 Licensor’s Warranties. Licensor represents and warrants to Licensee that as of the Effective Date:

a) It is the lawful owner of the Licensed IP with the full legal right and authority to grant the licenses set forth in this Agreement.

b) To its knowledge, the Licensed IP is not subject to any liens, encumbrances, or other third-party claims that would conflict with the rights granted to Licensee in the Territory.

c) To its knowledge, the use of the Licensed IP as contemplated in the documentation provided by Licensor does not infringe upon any valid third-party intellectual property rights.

8.3 Licensee’s Warranties. Licensee represents and warrants to Licensor that as of the Effective Date:

a) It will not use or exploit the Licensed IP, nor will it market or sell the Products, in any country or region outside the Territory without prior written consent from Licensor.

b) It will use commercially reasonable efforts to maintain the confidentiality of any non- public information disclosed by Licensor, subject to the terms of Article 10.

8.4 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 8, NEITHER PARTY MAKES ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, OR NON-INFRINGEMENT. THE LICENSED IP IS PROVIDED “AS IS,” AND LICENSOR MAKES NO REPRESENTATION OR WARRANTY REGARDING THE COMMERCIAL SUCCESS OR PROFITABILITY OF THE PRODUCTS DEVELOPED OR SOLD BY LICENSEE.

ARTICLE 9: TERM AND TERMINATION

9.1 Term.

a) The term of this Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with this Article 9, shall continue in full force and effect as a fully paid- up, perpetual, and exclusive license within the Territory.

b) The existence, expiration, termination, or breach of any services or development agreement (including any “PSA” referenced in the Assignment Agreement) shall not, by itself, constitute a breach of this Agreement or provide grounds for termination hereunder.

c) Upon a Reversion Event, this Agreement shall remain in full force and effect and shall automatically continue with the Successor Licensor pursuant to Section 2.5, without any action required by Licensee and without any liability to Licensee for such ownership change.

9.2 Termination for Cause.

a) A Party (the “Non-Breaching Party”) may terminate this Agreement in its entirety in the event of a material breach of this Agreement by the other Party (the “Breaching Party”).

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b) The Non-Breaching Party must provide the Breaching Party with written notice specifying the nature of the material breach. The Breaching Party shall have a period of sixty (60) days from the receipt of such notice (the “Cure Period”) to remedy the breach.

c) If the Breaching Party fails to cure the material breach within the Cure Period, the Non-Breaching Party may terminate this Agreement immediately by providing a final written notice of termination.

9.3 Licensor's Right of Repurchase.

a) Notwithstanding anything to the contrary herein, Licensor shall have the right, at its sole discretion and at any time during the Term, to terminate this Agreement by repurchasing the license and rights granted hereunder.

b) To exercise this right, Licensor must provide Licensee with at least one hundred and eighty (180) days' prior written notice. The repurchase price shall be the fair market value of the rights licensed hereunder at the time of repurchase (the “Repurchase Price”). For avoidance of doubt, the minimum price of repurchase should be $5,000,000 USD, less any balance outstanding to be paid between the two parties.

c) The Repurchase Price shall be determined by mutual agreement between the Parties, taking into account all relevant factors, including but not limited to the commercial progress, investments, and developments made by Licensee in the Territory.

d) If the Parties are unable to mutually agree on the Repurchase Price within sixty (60) days of the repurchase notice, the valuation shall be determined by a competent and independent third-party valuation expert mutually appointed by the Parties.

e) For purposes of determining Fair Market Value, the Parties shall each appoint an independent, internationally recognised valuation firm within fifteen (15) Business Days of the repurchase notice. If the valuations differ by more than 10%, the valuers shall jointly appoint a third valuer whose determination shall be final and binding. The Fair Market Value shall be the average of the two closest valuations. For avoidance of doubt, in the case of repurchase under Clause 9.5 (Change of Control of Licensee), the minimum price of USD 5,000,000 shall not apply.

9.4 Effect of Termination.

a) Upon any termination or expiration of this Agreement, all rights and licenses granted to Licensee under Article 2 shall immediately cease, and Licensee shall promptly discontinue all use of the Licensed IP.

b) Termination or expiration of this Agreement shall not relieve the Parties of any obligations that accrued prior to the effective date of termination.

c) The obligations under Article 10 (Confidentiality), as well as any other provisions that by their nature are intended to survive, shall survive the termination or expiration of this Agreement.

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9.5 Change of Control of Licensee. Fidelion may terminate this Agreement with immediate effect by written notice to Licensee if Licensee undergoes a Change of Control, unless Fidelion has provided its prior written consent to such Change of Control. Upon such termination, Fidelion shall have the right, but not the obligation, to repurchase the rights granted under this Agreement at Fair Market Value determined as of the date immediately prior to the Change of Control, without application of the minimum price set forth in Clause 9.3.

9.6 Post-Termination Data Return. Upon termination or expiration of this Agreement, Licensee shall promptly return or destroy (at Fidelion’s option) all Confidential Information, SOPs, know-how, and technical materials of Fidelion, and certify such return or destruction in writing. Fidelion shall have the right to audit compliance with this provision.

ARTICLE 10: CONFIDENTIALITY

10.1 Definition of Confidential Information. For the purposes of this Agreement, “Confidential Information” means all non-public information, whether oral, written, or in any other form, disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), including but not limited to the terms of this Agreement, the Licensed Technology, business plans, financial information, and marketing strategies. Information shall not be considered Confidential Information to the extent that it:

a) is or becomes publicly known through no wrongful act of the Receiving Party;

b) was already in the possession of the Receiving Party before its disclosure hereunder, as evidenced by written records; or

c) is independently developed by the Receiving Party without reference to the Confidential Information, as evidenced by written records.

10.2 Obligation of Confidentiality. The Receiving Party agrees to maintain the Confidential Information of the Disclosing Party in strict confidence. The Receiving Party shall not use any Confidential Information for any purpose other than to perform its obligations or exercise its rights under this Agreement and shall not disclose any Confidential Information to any third party without the prior written consent of the Disclosing Party, except as expressly permitted in Section 10.3.

10.3 Permitted Disclosures. The Receiving Party may disclose Confidential Information to:

a) Its employees, directors, and Affiliates who have a need to know such information for the purposes of this Agreement, provided that such persons are bound by confidentiality obligations at least as restrictive as those contained herein.

b) The extent required by applicable law, regulation, or a valid order of a court or other governmental body. In such case, the Receiving Party shall, if legally permissible, provide the Disclosing Party with prompt written notice to allow the Disclosing Party to seek a protective order.

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10.4 Duration of Obligation. The confidentiality obligations hereunder shall survive for as long as the applicable Confidential Information remains a trade secret under applicable law.

ARTICLE 11: GOVERNING LAW AND DISPUTE RESOLUTION

11.1 Governing Law. This Agreement and any dispute or claim arising out of or in connection with it shall be governed by and construed in accordance with the laws of the Republic of Singapore.

11.2 Dispute Resolution.

a) Any dispute, controversy, or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration in Singapore.

b) The arbitration shall be administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the SIAC Arbitration Rules for the time being in force, which rules are deemed to be incorporated by reference into this clause.

c) The seat of the arbitration shall be

Singapore.

d) The arbitral tribunal shall consist of one (1) arbitrator.

e) The language of the arbitration shall be English.

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ARTICLE 12: MISCELLANEOUS

12.1 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and delivered by hand, by reputable courier service, or by email with confirmation of receipt, to the addresses set forth below (or such other addresses as may be designated in writing):

If to Licensor:

Fidelion Diagnostics Pte. Ltd.

10 Anson Road, #13-09, International Plaza,

Singapore 079903 1

Attention: Ling Xiao

Email: notices@fideliondx.com

If to Licensee:

BioNexus Gene Lab Corp.

A-28-07 Menara UOA Bangsar,

No.5 Jalan Bangsar Utama 1,

Kuala Lumpur 59000, Malaysia

Attention: Chief Executive Officer

Email: notices@bionexusgenelab.com

12.2 Entire Agreement. This Agreement, including all Schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings, communications, or agreements, whether oral or written.

12.3 Amendments. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of both Parties.

12.4 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided that no consent shall be required for (a) an assignment by Licensor to a Successor Licensor in connection with a change in ownership of the Licensed IP (including a Reversion Event), or (b) an assignment by either Party to an Affiliate in connection with an internal reorganization, in each case conditioned on the assignee’s written assumption of this Agreement.

12.5 Severability. If any provision of this Agreement is found to be invalid or unenforceable under applicable law, the remaining provisions shall remain in full force and effect. The Parties shall negotiate in good faith to replace the invalid or unenforceable provision with a valid and enforceable provision that most closely reflects the original intent of the Parties.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have caused this Licensing Agreement to be executed by their duly authorized representatives as of the Effective Date.

LICENSOR

Fidelion Diagnostics Pte Ltd

By: /s/ Ling Xiao

Name: Ling Xiao

Title: Director

LICENSEE

BioNexus Gene Lab Corp.

By: /s/ Set Fui Chong

Name: Set Fui Chong

Title: Chief Financial Officer

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SCHEDULE A – LICENSED PATENTS

This Schedule lists the core patents and patent applications under which rights are licensed to the Licensee for the Territory. The intellectual property rights listed below are those assigned to Licensor by Wuxi Tongshu Biotechnology Co., Limited.

No.	Patent Title (EN)	Publication No.
1	A Method and Reagent Kit for Enriching Circulating Tumor DNA Based on Multiplex PCR	CN110117574B
2	A Method, Primer, Probe, and Detection Agent for Tumor Gene Mutation Detection	CN109762906B
3	Reagent Kit and Method for Constructing a Target Sequence DNA Library	CN108588064B

Note: The license granted herein includes the right to use and rely upon all corresponding patent family members (e.g., PCT applications, foreign filings) of the above patents within the Territory.

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SCHEDULE B – LICENSED TECHNOLOGY AND DOCUMENTATION

This Schedule sets forth the proprietary materials, know-how, documentation, and standard operating procedures (SOPs) included in the Licensed Technology.

1. Technical Protocols and SOPs

* cfDNA extraction protocol

* Plasma preparation protocol

* UMI-based library preparation protocol

* Primer design and batch QC documentation

* Enzyme activity assay protocols

* SOP for MASS-PCR (mutation-enriched qPCR assay)

2. Formulation Data and Specifications

* cfDNA extraction buffer formulation

* Wash buffer compositions

* Elution solution formulation

* PCR and reverse transcription mix formulation

* Material compatibility data and stability profiles

3. Manufacturing and Quality Control Documents

* Process flow diagrams for kit manufacturing

* QC test sheets for lot release

* Equipment calibration templates

* Labeling and packaging specifications

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SCHEDULE C – LICENSED SOFTWARE

This Schedule identifies the software assets included in the Licensed Software used to support the VitaGuard System.

1. Software Purpose and Function

* Interpret results from ctDNA and MRD assays

* Support input from sequencing or qPCR platforms

* Generate standardized clinical and research reports

* Provide user interfaces for laboratory and physician use

2. Software Architecture and Components

Module	Functionality
Report Generator	Translates assay output into physician-readable reports
Mutation Interpretation Engine	Maps detected variants to gene mutation database
UI/UX Display Layer	Web-based frontend for lab/clinical review
Data Preprocessor	Normalizes raw NGS or qPCR output
Language Pack System	Supports multilingual interface and reports

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SCHEDULE D – TERRITORY

Pursuant to Section 1.11 and Article 2 of this Agreement, the "Territory" for which the exclusive license is granted shall consist of the following countries, collectively referred to as Southeast Asia:

1.	Brunei Darussalam

2.	Cambodia

3.	Indonesia

4.	Lao People's Democratic Republic (Laos)

5.	Malaysia

6.	Myanmar

7.	Philippines

8.	Singapore

9.	Thailand

10.	Vietnam

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